UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-50345	20-0154352
(State or other jurisdiction) of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

1525 Pointer Ridge Place Bowie, Maryland	20716
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 301-430-2500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act

(17 CFR 240.13e- 4(c))

Section 1-Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Issuance of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026

On August 15, 2016, Old Line Bancshares, Inc. (the “Company”) completed the sale of $35,000,000 in aggregate principal amount of its 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (the “Notes”).  The Notes were issued pursuant to an indenture and a supplemental indenture, each dated as of August 15, 2016 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association as Trustee (the “Trustee”).

The Notes are unsecured subordinated obligations of the Company and rank equally with all other unsecured subordinated indebtedness currently outstanding or issued in the future.  The Notes are subordinated in right of payment of all senior indebtedness.  Indebtedness and obligations that rank junior to the Notes under the terms of the Indenture include any indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the Notes, with respect to which the Notes will rank senior in right of payment and upon liquidation.  The Notes are functionally subordinate to all existing and future indebtedness of our subsidiaries, including the deposit obligations of Old Line Bank.  The Notes are the obligations of the Company only and are not obligations of, and are not guaranteed by, any of the Company’s subsidiaries including Old Line Bank.

The Notes will bear interest at a fixed rate of 5.625% per annum from and including August 15, 2016 to, but excluding, August 15, 2021 (the “Fixed Rate Period”) and a floating interest rate from and including August 15, 2021 to the maturity date or redemption date (the “Floating Rate Period”).  Interest on the notes during the Fixed Rate Period is payable semi-annually in arrears on February 15 and May 15 of each year, beginning February 15, 2017.  The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period will be equal to the three-month LIBOR plus 4.502%.  During the Floating Rate Period, interest on the Notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year commencing on August 15, 2021 through the maturity date or redemption date.  The Notes will mature on August 15, 2026.  The Company may redeem the Notes, in whole or in part, on or after August 15, 2021.  The Company may earlier redeem the Notes, at its option, in whole but not in part if (i) a change or prospective change in law occurs that could prevent the Company from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the Notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) the Company is required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest, through, but excluding, the redemption date

The Notes contain customary payment, covenant and insolvency events of default.  The Trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default, but if a bankruptcy or insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable without any action of the Trustee or the holders of the Notes.

The foregoing summary of the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture and the form of Notes filed as Exhibits 4.1 and 4.2 hereto.

Registration Rights Agreement

In connection with the issuance and sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of August 10, 2016 (the “Registration Rights Agreement”), with the representative of the Initial Purchasers.  Under the Registration Rights Agreement, the Company agreed, among other things, to file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended, to allow holders of the Notes to exchange their Notes (the “Exchange Offer”) for the same principal amount of a new issue of notes (the “Exchange Notes”) with identical terms, except that the Exchange Notes will not be subject to certain restrictions on transfer or to any increase in annual interest rate.  If the registration statement is not filed with the SEC on or prior to the 60th day after August 15, 2016, if it is not declared effective by the SEC on or prior to the 120th day after August 15, 2016 or the Exchange Offer is not completed on or prior to 165 days after August 15, 2016, the Company will be required to pay additional interest to the holders of the Notes.

The foregoing summary of the Registration Rights Agreement does not purport to be compete and is qualified in its entirely by reference to the Registration Rights Agreement filed as Exhibit 4.3 hereto, which is incorporated by reference herein.

Section 2-Financial Information

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Section 9-Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

4.1

Indenture dated as of August 15, 2016 by and between Old Line Bancshares, Inc. and U.S. Bank National Association, and Supplemental Indenture dated as of August 15, 2016, by and between Old Line Bancshares, Inc. and U.S. Bank National Association

4.2	Form of 5.625% Fixed-to-Floating Rate Subordinated Notes due 2026 (included in Exhibit 4.1)

4.3	Registration Rights Agreement dated as of August 10, 2016, by and between Old Line Bancshares, Inc. and Sandler O’Neill & Associates, L.P., as representative of the Initial Purchasers
10.2	Purchase Agreement dated August 10, 2016, by and between Old Line Bancshares, Inc. and Sandler O’Neill & Associates, L.P., as representative of the Initial Purchasers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLD LINE BANCSHARES, INC.

Date:  August 15, 2016By:  /s/Mark A. Semanie

       Mark A. Semanie, Executive Vice President and

       Chief Operating Officer